Exhibit 10.1

Date: 27 October 2026	PRIVATE & CONFIDENTIAL

CHRISTIAN-LAURENT BENOIT BONTE

Dear Christian,

RE:	APPOINTMENT AS PRESIDENT, BUSINESS DEVELOPMENT

The Executive Board is pleased to hereby notify you that the Executive Board has approved your recent application to transition from your current Chief Executive Officer role under the ‘officer’ classification to a more Business Development-aligned non-officer role as President, Business Development (“BD President”) for CapForce Inc. (“CFOR”) cum director of CapForce International (SG) Pte. Ltd. (“CFI SG”), effective 27 October 2026. CFOR and CFI SG shall be collectively referred to as “Company”. The position is offered on the following terms:

1.	Terms of Employment

1.1.	Your executive role will be redesignated from Chief Executive Officer to BD President with effect from 27 October 2026 (“Effective Date”), with the scope of responsibilities set out in this Letter. Your employment contract previously executed with CapForce International Holdings Ltd. (“CFI Labuan”) shall be transferred to CapForce International (SG) Pte. Ltd. (“CFI SG”) with effect from the Effective Date. Your appointment as Chief Executive Officer shall cease concurrently with your appointment as BD President of CapForce Inc.

1.2.	Your continuous service shall be recognised from your original employment commencement date of 1 July 2025 with CFI Labuan. The six-month probationary period specified in your original Letter of Offer has completed, and no new probationary period shall apply as a result of the employment transfer and appointment under this Letter.

1.3.	Your ordinary hours of work will be from Monday to Friday, 09:00 to 18:00. You are required to work at the designated workplace for three (3) days per week, with the remaining two (2) days under a remote working arrangement. You may be requested to work outside your normal working hours, including weekends and public holidays, where reasonably necessary to fulfil your duties and responsibilities.

2.	Role/Duties

2.1.	As BD President, you will be responsible for business development and advisory leadership across the across the Company’s global platform, with a focus on supporting the Head of Investment Banking Division (IBD) and Head of Asset & Wealth Management (AWM). You shall continue to have access to your TEAMS working account and email address. However, email records and all prior documents and information made available to you during your tenure as CEO shall only be retained solely to respond to any future SEC request or any shareholder or third-party litigation relation to the period wherein you served as CEO for CapForce Inc.

2.2.	Your primary duties include, but are not limited to, the following:

2.2.1.	Business Development

●	Support and contribute to business development initiatives relevant to the IBD and AWM businesses.

●	Identify and develop business opportunities aligned with the Company’s strategic objectives.

●	Support the relevant business heads in developing and advancing business relationships and opportunities.

2.2.2.	Corporate Development

●	Support corporate development initiatives, including strategic opportunities and partnerships.

●	Provide senior-level commercial and strategic input on relevant corporate development matters.

2.2.3.	Transaction Advisory

●	Provide senior-level advisory and commercial input on relevant transaction opportunities.

●	Support transaction-related business development and advisory activities in coordination with the relevant business heads.

2.2.4.	Executive Collaboration

●	Maintain a peer-level working relationship with the Chief Executive Officer on business development, corporate development and transaction advisory matters.

●	Provide leadership-level feedback and recommendations to the Chief Executive Officer on proposed initiatives, improvements and refinements within these areas.

●	Work collaboratively with the Heads of IBD and AWM in matters falling within the scope of the role.

2.3.	These responsibilities may be revised from time to time as deemed appropriate by business circumstances.

3.	Duty & Obligation

3.1.	You hereby undertake and agree with the Company that you will at all times during the continuance in force of this Employment observe, perform and covenant the following:-

(i)	will in all matters act faithfully to the Company and obey the result of discussion with the Executive Board of the Company, and in the absence of any such discussion in relation to any particular matter will act in such manner as you reasonably consider to be most beneficial to the Company’s interests;

(ii)	will use your best endeavours to uphold the good name of the Company and at all times act in the best interest of the Company;

(iii)	will not make any wilful misleading or negligent representation or undertaking in respect of the services provided by the Company and will indemnify the Company for any loss or damages which the Company is liable to compensate to the prospects or any other loss incurred by the Company as a result of such representation or undertaking;

(iv)	will not incur any liability on behalf of the Company or pledge the Company’s credit or make any contract binding upon the Company without the Executive Board’s knowledge and consent in writing;

(v)	will promptly bring to the notice of the Executive Committee of the Company any information received by you which is likely to be of use or benefit to the Company;

(vi)	will not receive or accept any form of monetary gift from the prospects and its agent or any other persons in the similar nature without notifying the Executive Committee and the Company and obtaining the Company’s consent thereof;

(vii)	will not divulge any information in relation to the Company’s affairs or business or method of carrying on business.

3.2.	Nature of Role – President, Business Development

For the avoidance of doubt, this BD President role shall not fall under the scope of an “officer” under Rule 16a-1(f) of the Securities Exchange Act of 1934 nor shall it be part of the “executive officer” as per Rule 3b-7 of the Securities Exchange Act of 1934. Notwithstanding your non-officer role, you shall continue to be insured under CFOR’s D&O insurance policy for any claim arising from your service as President, Business Development of CFOR.

4.	Entitlement

4.1.	CFI SG is offering you a base salary of USD 13,000 per month (equivalent to SGD 16,640 at the pegged exchange rate of USD 1: SGD 1.28).

4.2.	Your salary shall be subject to applicable taxes and statutory deductions or withholdings, where required by applicable law. The Company shall make the required employer Central Provident Fund (CPF) contributions and deduct the employee’s share of CPF contributions from your salary in accordance with the Central Provident Fund Act 1953 of Singapore, as amended from time to time.

4.3.	Your salary shall be payable in arrears on the seventh (7th) day of the following calendar month and deposited into the bank account nominated by you.

4.4.	You will be entitled to eighteen (18) days of annual leave per year. Annual leave must be planned, applied for in advance and approved in accordance with Company policy. Any carry-forward of unused annual leave shall be subject to the applicable carry-forward limit and utilisation deadline under Company policy.

4.5.	You will be entitled to a one (1) month guaranteed bonus equivalent to one (1) month of your base salary, subject to standard tax deductions.

4.6.	In addition to your base salary and guaranteed bonus, the Company may, at its discretion, grant you a performance-based bonus ranging from two (2) to twenty-four (24) months of your base salary, subject to your job performance assessed from both a company-wide and group-wide contribution perspective, the Company’s performance, and the Company’s applicable bonus cycle and approval. Any additional and/or performance bonus granted shall be entirely at the discretion of the Company and shall not constitute a guaranteed entitlement.

4.7.	The stock grant provided in connection with your promotion in CFI Labuan effective 1 December 2025, originally valued at USD 200,000 upon completion of the first year of the promotion period, shall be calculated on a pro-rata basis up to 26 October 2026. As part of the Company’s acknowledgement of your performance, the Company shall grant you a discretionary bonus stock grant equivalent to 2,353 RSUs, to be completely vested by 30 November 2026. Effectively, you shall receive a total of 12-month stock grant for your tenure as CEO. Following your redesignation as BD President with effect from 27 October 2026, the applicable stock grant shall be valued at USD 150,000, subject to the applicable stock plan, corporate approvals, grant documentation, vesting requirements and other applicable terms and conditions.

4.8.	This is on top of per-deal basis incentive allocated under a separate business development incentive agreement for front-end business development driven partner-level salaried employees, in relation to business leads sourcing/conversion at both investor/capital and investee/asset ends, be it on the buy-side asset management front or the sell-side investment banking front.

4.9.	Based on your work performance, a stock grant shall be awarded by CapForce Inc., a listed company (OTCMKTS: CFOR) focused on a digital investment banking platform, under the separate business development incentive agreement stipulated under Clause 4.8 herein.

4.10.	Under your employment terms with CFI Labuan commencing on 1 July 2025, you were entitled to a guaranteed minimum annual bonus equivalent to one (1) month of your monthly base salary of SGD 10,000 upon completion of your first year of service. This bonus has been paid in full.

4.11.	You shall be covered under CapForce Inc.’s D&O insurance policy and shall continue to benefit from the existing indemnification arrangements, in each case in respect of all past and current roles held by you within CapForce Inc, CFI Labuan or CFI SG. Such coverage and indemnification shall extend to acts and omissions occurring during your tenure in each such capacity and shall survive the cessation of your employment or any such appointment, subject to the terms of the applicable insurance policy.

4.12.	The change in your designation from an executive officer role to a non-executive officer role will be announced via a Form 8K disclosure.

5.	Termination of Employment

5.1.	Without prejudice to any other remedies the Company may have against you, the Company shall have the right at any time by giving three (3) months’ notice in writing to you to cease this Employment.

5.2.	You may resign from your employment by giving to the Company three (3) months’ notice, provided that you shall continue to be liable to the Company for any obligations incurred prior to such cessation.

5.3.	Notwithstanding Clause 5.1 above, the Company may terminate your employment with immediate effect in the event of serious misconduct, breach of fiduciary duty, or disqualification as a director.

5.4.	Upon the termination of this employment, you undertake that you:-

(i)	shall return to the Company all documents obtained or accessed during this employment and shall not thereafter retain any of such documents in any form, including but not limited to documentation, devices or other media;

(ii)	shall not divulge any information in relation to the Company’s affairs or business or method of carrying on business;

(iii)	shall not continue to liaise, contact nor have any business dealing whatsoever in the same nature as the Company, either directly or indirectly, or through corporate entities or associates with any customer or client of the Company or its subsidiaries or any person or firm which has contacted or been contacted by the Company as a potential prospect;

(iv)	during the period of three (3) years after such cessation, shall not engage or participate directly or indirectly, or through any corporation, or associates in any business, enterprise, employment or appointment whether gainfully or not which is directly competitive with the Company; and

(v)	shall unconditionally return, as directed by the Company, all financial gain excluding its lawful entitlement made by you during your employment which is deemed to be held on trust for the Company.

5.5.	In addition to Clause 5.4 above, both the Company and you agree that either party shall not disparage nor damage the interests, goodwill, reputations and/or businesses of the other party at all times.

5.6.	With effect from the last date of this employment, both parties mutually release and discharge each other from all claims, liabilities and obligations arising out of or in connection with the your employment and termination thereof, whether known or unknown, except for any rights or obligations expressly preserved under this letter or which cannot lawfully be waived or released.

6.	Confidentiality

6.1.	You shall keep confidential any and all information whether oral or written relating to the business of the Company and be prohibited to disclose, use, make use or make available any documents of which you become aware during the term of this Employment to any person except as required, directed or permitted by the Executive Board of the CFOR.

6.2.	You shall convey only the truthful, consistent and authorised documents to third parties including the companies or prospects as contained in any non-disclosure agreements.

6.3.	You shall not directly or indirectly interfere with, circumvent or attempt to circumvent, avoid, by-pass or obviate the Company’s interest, or the interest or relationship between the Company and its clients, suppliers, service providers and any related parties via the connection of the Company.

6.4.	The aforementioned clause in relation to confidentiality shall survive the cessation of this Employment, however caused.

7.	Entire Agreement

This Letter supersedes and replaces the previous letters issued to you in relation to your employment and appointments with the Company and its related entities and shall be governed by Singapore law.

We appreciate your continued contribution to the Company and look forward to your continued leadership in your capacity as BD President.

Yours faithfully,

For and on behalf of

CAPFORCE INC.

/s/ Ethan Low
Ethan Low
Executive Director

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